Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Herbalife Ltd.:
We consent to the use of our reports dated February 22, 2011, with respect to the consolidated balance sheets of Herbalife Ltd. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP
Los Angeles, California
May 3, 2011